Exhibit 99.1

Hillman Group Closes TagWorks Acquisition

Cincinnati, Ohio (March 16, 2011) – The Hillman Companies, Inc. announced today that its subsidiary, The Hillman Group, Inc., has closed its previously announced acquisition of TagWorks, L.L.C. In connection with the closing of the acquisition, the Hillman Group also closed its previously announced offering of $50 million aggregate principal amount of its 10.875% Senior Notes due 2018.

About The Hillman Companies, Inc.

Founded in 1964 and headquartered in Cincinnati, Ohio, Hillman is a leading value-added distributor of over 60,000 SKUs, consisting of fasteners, key duplication systems, engraved tags and related hardware items to over 20,000 retail customers in the United States, Canada, Mexico, South America and Australia, including home improvement centers, mass merchants, national and regional hardware stores, pet supply stores and other retailers. Hillman provides a comprehensive solution to its retail customers for managing SKU-intensive, complex home improvement categories. Hillman also offers its customers value-added services, such as inventory management and in-store merchandising services. For more information on Hillman, please visit www.hillmangroup.com or call (513) 851-4900.

For more information on Hillman, please visit our website at http://www.hillmangroup.com or call Investor Relations at (513) 851-4900, Ext. 2084